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                             Kirkpatrick & Lockhart LLP
                           1800 Massachusetts Avenue, N.W.
                                      2nd Floor
                             Washington, D.C. 20036-1800
                               Telephone (202) 778-9000
                               Facsimile (202) 778-9100


                                  February 29, 1996



     PaineWebber Managed Assets Trust
     1285 Avenue of the Americas
     New York, New York 10019

     Dear Sir or Madam:

              PaineWebber Managed Assets Trust ("Trust") is an unincorporated voluntary association organized under the laws of the Commonwealth of Massachusetts on August 9, 1991. The Trust currently has one series of shares of beneficial interest: PaineWebber Capital Appreciation Fund. We understand that the Trust is about to file Post-Effective Amendment No. 7 to its Registration Statement on Form N-1A for the purpose of registering additional shares of beneficial interest of the PaineWebber Capital Appreciation Fund under the Securities Act of 1933, as amended ("1933 Act"), pursuant to Section 24(e)(1) of the Investment Company Act of 1940, as amended ("1940 Act").

              We have, as counsel, participated in various business and other proceedings relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine, of its Declaration of Trust and By-Laws of the Trust, the minutes of meetings of its board of trustees and other documents relating to its organization and operation, and we are generally familiar with its business affairs. Based on the foregoing, it is our opinion that the shares of beneficial interest of the Trust currently being registered pursuant to Section 24(e)(1) of the 1940 Act, as reflected in Post-Effective Amendment No. 7, may be legally and validly issued from time to time in accordance with the Trust's Declaration of Trust and By-Laws and subject to compliance with the 1933 Act, the 1940 Act and various state laws regulating the offer and sale of securities; and when so issued, these share of beneficial interest will be legally issued, fully paid and non-assessable.

              The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that creditors of, contractors with, and claimants against the Trust or a particular series shall look only to the assets of the Trust or such series for payment. It also requires that notice of such disclaimer be given in each note, bond, contract, certificate, undertaking or instrument made or issued by the officers or the trustees of the Trust on behalf of the Trust. The Declaration of Trust further provides: (i) for
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     PaineWebber Managed Assets Trust
     February 29, 1996
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     indemnification from the assets of the series for all loss and expense of any shareholder held personally liable for the obligations of the Trust or a particular series by virtue of ownership of shares of such series; and
     (ii) for such series to assume the defense of any claim against the shareholder for any act or obligation of such series. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or series would be unable to meet its obligations.

              We hereby consent to the filing of this opinion in connection with Post-Effective Amendment No. 7 to the Trust's Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission.

                                       Very truly yours,

                                       KIRKPATRICK & LOCKHART LLP



                                       By:/s/ Elinor W. Gammon
                                          -----------------------
                                          Elinor W. Gammon
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